UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 2, 2016
Cliffs Natural Resources Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Public Square, Suite 3300 Cleveland, Ohio		44114-2315
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code:
(216) 694-5700
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On March 2, 2016, Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), entered into an indenture (the “1.5 Lien Notes Indenture”) among the Company, the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee and notes collateral agent (the “Trustee”), relating to the issuance by the Company of $218,545,000 aggregate principal amount of 8.000% 1.5 Lien Senior Secured Notes due 2020 (the “1.5 Lien Notes”). The 1.5 Lien Notes were issued on March 2, 2016 in exchange offers, which were exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”), for certain of the Company’s existing senior notes. The 1.5 Lien Notes have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.
The 1.5 Lien Notes bear interest at a rate of 8.000% per annum. Interest on the 1.5 Lien Notes is payable semi-annually in arrears on March 31 and September 30 of each year, commencing on September 30, 2016. The 1.5 Lien Notes mature on September 30, 2020 and are secured senior obligations of the Company.
The 1.5 Lien Notes are jointly and severally and fully and unconditionally guaranteed on a senior secured basis by substantially all of the Company’s material domestic subsidiaries and are secured (subject in each case to certain exceptions and permitted liens) on (a) a junior first-priority basis by the notes collateral of the Company, which secures the Company’s 8.250% senior first lien notes due 2020 (the “First Lien Notes”) obligations on a senior first-priority basis, the Company’s 7.750% senior second lien notes due 2020 (the “Second Lien Notes”) obligations on a second-priority basis and the Company’s senior secured asset-based revolving credit facility dated March 30, 2015 (the “ABL”) obligations on a third-priority basis, and (b) a junior second-priority basis by the ABL collateral of the Company, which secures the Company’s ABL obligations on a first-priority basis, the First Lien Notes obligations on a senior second-priority basis and the Second Lien Notes obligations on a third-priority basis.
The terms of the 1.5 Lien Notes are governed by the 1.5 Lien Notes Indenture. The 1.5 Lien Notes Indenture contains customary covenants that, among other things, limit the Company’s and its subsidiaries’ ability to incur certain secured indebtedness, create liens on principal property and the capital stock or debt of a subsidiary that owns a principal property, use proceeds of dispositions of collateral, enter into certain sale and leaseback transactions, merge or consolidate with another company and transfer or sell all or substantially all of the Company’s assets. Upon the occurrence of a “change of control triggering event,” as defined in the 1.5 Lien Notes Indenture, the Company is required to offer to repurchase the applicable series of 1.5 Lien Notes at 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest, if any, to, but excluding, the repurchase date.
The Company may redeem any of the 1.5 Lien Notes beginning on September 30, 2017. The initial redemption price is 104.000% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The redemption price will decline after September 30, 2017 and will be 100% of their principal amount, plus accrued interest, beginning on September 30, 2019. The Company may also redeem some or all of the 1.5 Lien Notes at any time and from time to time prior to September 30, 2017 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, at any time and from time to time on or prior to September 30, 2017, the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the 1.5 Lien Notes (calculated after giving effect to any issuance of additional 1.5 Lien Notes) with the net cash proceeds from certain equity offerings, at a redemption price of 108.000%, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, so long as at least 65% of the original aggregate principal amount of the 1.5 Lien Notes (calculated after giving effect to any issuance of additional 1.5 Lien Notes) issued under the 1.5 Lien Notes Indenture remain outstanding after each such redemption.
The 1.5 Lien Notes Indenture contains customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to pay or acceleration of certain other indebtedness, certain events of bankruptcy and insolvency and failure to pay certain judgments. An event of default under the 1.5 Lien Notes Indenture will allow either the Trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding 1.5 Lien Notes issued under the 1.5 Lien Notes Indenture to accelerate, or in certain cases, will automatically cause the acceleration of, the amounts due under the applicable series of 1.5 Lien Notes.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The terms of the direct financial obligations are summarized in Item 1.01 of this Form 8-K and are incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

Date:	March 2, 2016	By:	/s/ James D. Graham
Name: James D. Graham
Title: Executive Vice President, Chief Legal Officer & Secretary